UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 17, 2009
DICK’S SPORTING GOODS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-31463 (Commission File No.)	16-1241537 (I.R.S. Employer Identification No.)
300 Industry Drive, RIDC Park West
Pittsburgh, Pennsylvania 15275
(Address of Principal Executive Offices) (Zip Code)
(724) 273-3400
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
Exercise of Holders Put Rights under the Company’s Convertible Notes
In February 2004, Dick’s Sporting Goods, Inc. (the “Company”) issued $172.5 million issue price of senior unsecured convertible notes due 2024 (“Notes”). The Notes accrued interest at an annual rate of 2.375% of the issue price payable semi-annually on August 18th and February 18th of each year until February 18, 2009. After February 18, 2009, the Notes do not pay cash interest, but instead the initial principal amount of the Notes will accrete daily at an original issue discount rate of 2.625% per year, until maturity on February 18, 2024 (the “Maturity Date”), when a holder would receive $1,000 per Note.
Pursuant to Section 3.8 of the Indenture, dated as of February 18, 2004, between the Company and Wachovia Bank, National Association as Trustee, as amended (the “Indenture”), which governs the terms of the Notes, the Holders of the Notes have the right (the “Put Right”) to cause the Company to purchase all or a portion of the Notes (in increments of $1,000 of Principal Amount at Maturity) held by them in cash at a price of $676.25 per $1,000 of Principal Amount at Maturity, plus $8.030499 per $1,000 of Principal Amount at Maturity cash interest accrued (the “Purchase Price”) on February 18, 2009 (the “Purchase Date”). Holders choosing to exercise the Put Right were required to deliver to the Company a notice of purchase, which could be withdrawn by the Holder at any time prior to the close of business on February 17, 2009 by delivery of a written notice of withdrawal to the Paying Agent. This report is being filed as a result of certain Holders exercising (and not subsequently withdrawing) their Put Rights.
As of the Purchase Date, the Company’s payment obligation with respect to those Notes that have been submitted for purchase by the Company and not subsequently withdrawn totals $172,357,866 (or $254,873,000 of Principal Amount at Maturity), which $174,404,623 (including interest) was paid by the Company to the Paying Agent on February 18, 2009, in accordance with the Indenture. The remaining amount of Notes outstanding following February 18, 2009 is $143,365 (represented as the accreted principal amount as of February 17, 2008 or $212,000 of Principal Amount at Maturity).
Remaining Outstanding Notes. The remaining outstanding Notes will mature by their terms on the Maturity Date, unless earlier redeemed, converted or put to the Company. The Company currently anticipates redeeming the remaining Notes in the near future, at a redemption price equal to the sum of the issue price, accreted original issue discount and any accrued cash interest, if any. Holders of the Notes that remain outstanding have the ability at any time to convert the Notes in accordance with and the terms and formulas described in the Indenture, including the period after the Notes have been called for redemption by the Company.
Termination of Hedge and Warrant. Concurrently with the sale of the Notes in 2004, the Company purchased a bond hedge designed to mitigate the potential dilution to stockholders from the conversion of the Notes and sold a warrant exercisable for shares of the Company’s common stock to the counterparty with whom the Company entered into the bond hedge. The net effect of the bond hedge and the warrant was to reduce the potential dilution from the conversion of the Notes if the Company elected a net share settlement upon a conversion event. By their terms the warrant and bond hedge have expired and no longer have the ability to be exercised. As such, the mitigation protection against potential dilution that the Company had upon a conversion event is no longer available. Based on the current price of the Company’s common stock and the number of Notes remaining outstanding, the Company believes conversion of the remaining Notes would not have a dilutive effect on the Company’s estimated outstanding number of shares as a result of the Notes.
Any defined terms used herein have the meanings ascribed to them in the Indenture. The description of the Notes and the Indenture provided herein are qualified in their entirety by the form of Note, the Indenture and the more extensive descriptions of the Notes and Indenture found in the Company’s reports filed with the Securities and Exchange Commission.
The Company used availability under its credit agreement to fund the amounts due as a result of the Put Rights and believes that it would have adequate sources of liquidity to fund any redemption or conversion of the remaining Notes outstanding.

Forward-Looking Statements Involving Known and Unknown Risks and Uncertainties
Except for historical information contained herein, the statements in this report are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “guidance,” “estimate,” “intend,” “predict,” and “continue” or similar words. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Known and unknown risks and uncertainties are more fully described in the Company’s Annual Report on Form 10-K for the year ended February 2, 2008 as filed with the Securities and Exchange Commission on March 27, 2008, and other reports filed with the Securities and Exchange Commission. The Company disclaims any obligation and does not intend to update any forward-looking statements except as may be required by the securities laws.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DICK’S SPORTING GOODS, INC.

Date: February 19, 2009	By: Name:	/s/ Timothy E. Kullman Timothy E. Kullman
	Title:	Executive Vice President, Finance, Administration, Chief Financial Officer and Treasurer